Exhibit 99.1

FOR IMMEDIATE RELEASE

Veracyte, Inc. Announces Third Quarter 2014 Financial Results

— 3Q Revenue of $9.8 Million, a 76% Year-Over-Year Increase —

— Established In-Network Contracts with UnitedHealthcare and Cigna for Afirma —

— Accelerated Entry into Pulmonology Market with Allegro Diagnostics Acquisition —

— Conference Call and Webcast Today at 5 p.m. ET —

South San Francisco, Calif. — November 13, 2014 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results for the third quarter ended September 30, 2014 and provided an update on business progress. For the third quarter of 2014, revenue was $9.8 million, an increase of 76%, compared to $5.6 million for the third quarter of 2013. Revenue for the nine months ended September 30, 2014 was $26.0 million, compared to $15.0 million for the same period in 2013, an increase of 73%.

“We continued to experience strong momentum in our Afirma business for the third quarter of 2014, driven by our continued robust adoption among both community practices and institutional accounts. We also achieved significant progress for Afirma with commercial payers, including moving to contracted in-network provider status with UnitedHealthcare and Cigna, which we believe will further accelerate adoption,” said Bonnie Anderson, Veracyte’s president and chief executive officer. “Additionally, we are excited about expanding our molecular cytology approach to difficult-to-diagnose lung diseases. With our recent acquisition of Allegro Diagnostics and its clinically validated lung cancer test, we plan to accelerate our entry into pulmonology, a channel we expect to further leverage with the later commercialization of our genomic test for interstitial lung diseases, including idiopathic pulmonary fibrosis.”

Third Quarter 2014 Financial Results

•                                          Revenue for the third quarter of 2014 was $9.8 million, compared to $5.6 million during the same period in 2013, an increase of 76%.

•                                          The company received 16,781 fine needle aspiration (FNA) samples during the third quarter of 2014, compared to 12,430 FNA samples for the comparable period in 2013, an increase of 35%.

•                                          The number of GEC tests performed continued within the 20% to 22% range of FNA samples received, demonstrating the company’s increasing penetration of institutional accounts.

•                                          Operating expenses for the third quarter of 2014 were $17.6 million, compared to $11.7 million for the comparable period in 2013.

•                                          Net loss for the third quarter of 2014 was $7.9 million, or $0.37 per common share, compared to a net loss of $6.3 million, or $6.59 per common share, for the same period in 2013.

•                                          Cash and cash equivalents as of September 30, 2014 totaled $44.0 million.

Recent Business Highlights

•                                          Closed the acquisition of Allegro Diagnostics Corp., which is expected to accelerate our entry into the pulmonology market, with the launch of a lung cancer test planned for the second half of 2015.

•                                          Established in-network contracts with UnitedHealthcare, Cigna and Providence Health Plan, all expected to become effective during the fourth quarter of 2014, with the total number of covered lives now over 135 million and those under contract now over 100 million.

•                                          Signed an amended U.S. co-promotion agreement with Genzyme Corporation, which reduces Veracyte’s fees paid to Genzyme from 32% to 15% of U.S. Afirma revenue, beginning January 1, 2015.

•                                          By the end of September, achieved 70% of our endocrinology sales and marketing team expansion goal of ten new hires before the end of the year.

•                                          Strengthened the clinical evidence supporting Afirma with two poster presentations at the recent American Thyroid Association 2014 annual meeting, which highlighted real-world GEC performance that was consistent with the pivotal clinical validation study results published in the New England Journal of Medicine in 2012, and also demonstrated the long-term durability of a GEC-benign result.

•                                          Received two additional issued patents for our Afirma GEC.

•                                          Expanded to 23 the number of clinical sites in the United States and Europe for the development of our genomic test in interstitial lung diseases, including idiopathic pulmonary fibrosis.

•                                          Appointed diagnostics industry veteran John L. Bishop, chairman and CEO of Cepheid, a leading global molecular diagnostics company, to our board of directors.

2014 Financial Outlook

The company reiterates its full-year 2014 guidance for the number of FNA samples received to be in the range of 66,000 to 73,000 FNA samples. We expect to end 2014 with revenue of approximately $38 million, at the low end of the guided range, reflecting an approximate 74% growth in year-over-year revenue.

Conference Call/Webcast Details

Veracyte will host a conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the conference call. The conference ID number for the call is 19984524. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website approximately two hours following completion of the call for 14 days.

About Veracyte

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, centers on the proprietary Afirma Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis and is becoming a new standard of care in thyroid nodule assessment. Since launching its Afirma solution in 2011, Veracyte estimates it has helped approximately 10,000 patients with thyroid nodules avoid unnecessary surgery, reducing healthcare costs by millions of dollars. Afirma is recommended in leading practice guidelines and is covered for more than 135 million lives in the United States, including through Medicare and most commercial insurance plans.

Veracyte intends to expand its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. The company is in late product development for a genomic test to resolve preoperative ambiguity in lung nodules that are suspicious for cancer. Veracyte is also developing a second product in pulmonology, targeting interstitial lung diseases that include idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our beliefs regarding the drivers of adoption of Afirma, our expectations with respect to our planned entry into the pulmonology market, our expectations regarding full-year 2014 guidance, and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

VERACYTE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$9,838	$5,594	$25,991	$15,046
Operating expenses:
Cost of revenue	4,168	3,132	11,741	9,136
Research and development	2,233	2,028	6,602	5,940
Selling and marketing	5,533	3,291	14,970	8,609
General and administrative	5,715	3,244	13,625	8,772
Total operating expenses	17,649	11,695	46,938	32,457
Loss from operations	(7,811)	(6,101)	(20,947)	(17,411)
Interest expense	(114)	(126)	(338)	(131)
Other income (expense), net	23	(76)	54	(2,146)
Net loss and comprehensive loss	$(7,902)	$(6,303)	$(21,231)	$(19,688)
Net loss per common share, basic and diluted	$(0.37)	$(6.59)	$(0.99)	$(22.87)
Shares used to compute net loss per common share, basic and diluted	21,648,660	955,890	21,346,565	860,957

VERACYTE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$44,002	$71,220
Accounts receivable	1,180	1,143
Supplies inventory	3,350	2,567
Prepaid expenses and other current assets	1,711	1,477
Deferred tax asset	325	—
Restricted cash	100	—
Total current assets	50,668	76,407
Property and equipment, net	3,792	2,952
In-process research and development	16,000	—
Goodwill	1,057	—
Restricted cash	118	118
Other assets	179	153
Total assets	$71,814	$79,630
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,587	$5,294
Accrued liabilities	6,106	7,594
Deferred Genzyme co-promotion fee	1,897	2,500
Current portion of long-term debt	1,420	—
Total current liabilities	18,010	15,388
Long-term debt, net of current portion	3,587	4,899
Deferred tax liability	325	—
Deferred rent, net of current portion	186	286
Deferred Genzyme co-promotion fee, net of current portion	1,423	2,614
Total liabilities	23,531	23,187
Total stockholders’ equity	48,283	56,443
Total liabilities and stockholders’ equity	$71,814	$79,630

(1)  The condensed balance sheet at December 31, 2013 has been derived from the audited financial statements at that date included in the Company’s Form 10-K filed with the Securities and Exchange Commission dated March 20, 2014.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com